EXHIBIT 21
                   INTELOGIC TRACE INC. AND SUBSIDIARIES

INTELOGIC TRACE,INC. (NY)

INTELOGIC TRACE CANADA INC. (CN)

INTELOGIC TRACE SYSTEMS GROUP INC. (DE)

TLA, INC. (TX)

ITTG, INC. (TX)

INTELOGIC TRACE MARION GROUP OF PUERTO RICO, INC. (NJ)